Exhibit 10.155

Certain information has been redacted in accordance with Item 601(b)(10)(iv) of Regulation S-K because such information (i) is not material and (ii) is the type of information the registrant treats as private or confidential. Information that has been so redacted from this exhibit has been marked with “[***]” to indicate the omission.

COMMERCIAL LEASE

This lease agreement (the “Lease”) is made and dated as of November 1, 2025 by and between the Landlord and Tenant named below.

I. I	Landlord: Bard Properties. LLC (referred to as “Landlord”)

1.2	Tenant:La Rosa Holdings Corp (referred to as “Tenant”)

1.3	Building: The Building having an address of 650 Pope Ave NW, Winter Haven. FL 33881 in Polk County, Florida. The Building and the Land upon which the Building is located are collectively referred to herein as the “Property”. The Tenant has agreed to lease a certain part of the Building consisting of 1450 sq. ft. with a physical address of 650 Pope Ave NW, Winter Haven. FL 33881, which is herein referred to as the “Leased Premises”.

1.4	Lease Term: Month to Month. commencing on November 1, 2025 and automatically extending each subsequent month until either party terminates this lease as provided in Section 1.47. The expiration time shall be 11:59 PM EST on the last day of the tenancy. The Term “Commencement Date” referred in Section 1.5 shall constitute the commencement of the term of this Lease for all purposes, whether or not Tenant has actually taken possession.

1.5	Lease Commencement Date: November 1, 2025

1.6	(A) Base Rent: The base rent is $2,000.00 per month, plus applicable sales tax, and as applicable by Law. The applicable sales tax for Polk County at the time of this Lease creation is 0% for a total of $Q per month. The total monthly rent payment, including base rent and sales tax, shall be $2.000.00 per month.

(B)	Common Area Maintenance (CAM):

(a)	Landlord shall be responsible for Common Area Maintenance Costs, as defined in the next subsection.

(b)	The Property’s “Common Area Maintenance Cost” shall be the total of all costs and expenses incurred in operating, managing, equipping, protecting, policing, lighting, repairing, replacing and maintaining the Common Area and its facilities (less any insurance proceeds collected with respect to any such repair or replacement) including, but not limited to, all costs and expenses of ( l) maintaining and repairing the Common Areas as shall be required in Landlord’s judgment to preserve the utility and condition of the Common Areas in substantially the same condition and status as the Common Areas were in as of the Commencement Date; (2) security, fire detection and protection and traffic direction and control; (3) cleaning and removal of rubbish, dirt, debris, and water; (4) planting, re-planting and replacing landscaping; (5) maintaining and repairing water, drainage and sewerage facilities; (6) supplies; (7) utility services and lighting; (8) patching, repairing, resurfacing, and marking of all parking and drive areas; (9) the charges of a Management Company, if any, employed to manage the property; (I 0) repainting exterior Building walls and signs (excluding the signs of individual tenants);(11) any costs of complying with any law, rnle, regulation, statute, ol’ order with respect to Common Areas; (12) all property expenses, including without limitation all real estate property taxes, tangible property taxes and insurance expenses; and (13) any other expense or charge, whether or not hereinbefore mentioned, which in accordance with generally accepted accounting and management principles, would be considered as an expense of operating, maintaining or repairing the Common Areas.

Page I of 9

1.7	Limitations of Warmntics: Landlord and Tenant expressly agree that there are no and shall be no implied warranties of Merchantability, Habitability, or Fitness for a Particular Purpose beyond those expressly set forth in this Lease.

1.8	Real Property Taxes: Landlord shall be responsible for payment of the Real Property Taxes.

1.9	Base Rent and Additional Rent: The Tenant shall pay all sales, rental, and use taxes from time to time imposed by any governmental authority in connection with rents paid by the Tenant under this Lease. Any such payment of sales, rental, or use (ax shall be paid concurrently with the payment of the rent, additional rent, or other charge upon which the tax is based.

1.10	Security Deposit: No security deposit is required to be paid by Tenant.

1.11	Late Payment Charges: Other remedies for nonpayment of rent notwithstanding, if any monthly rental payment is not received by Landlord on or before the fifth (5th) day of the month for which the rent is due, a late payment charge of ten (I 0%) percent of such past due amount shall become due and payable in addition to such amounts owed under this Lease. If Tenant chooses to pay the rent by personal or business check, and the same is returned by the bank for any reason, a fee of I 0% of the face value of the check or $200.00 shall be charged, whichever is greater. The Landlord reserves the rights to accept payments by personal or business check.

1.12	Sign or Advertising: It is hereby understood and agreed that any signs or advertising to be used, including awnings, in connection with the Property leased hereunder shall be first submitted to the Landlord for approval before installation of same, and shall have all government permits, if required. The taxes and/or government fees for the sign shall be prorated between the tenants, and payable with the rent of the month when the fees are assessed.

1.13	First Month Advance Rent: The Tenant shall pay to the Landlord the first month rent of $2,000.00, plus sales tax of $_Q, for a total of $2,000.00. Payment must be received by Landlord within 5 days of signing this Lease. All moneys are due and payable before Tenant takes possession of Leased Premises.

1.14	Use of Premises: The Tenant shall use and occupy the Property for use as a real estate office. The premises shall be used for not other purpose, unless expressly agreed upon in writing by the Tenant and Landlord.

1.15	Notices: All notices provided for in this Lease shall be sent or delivered by registered or certified mail to the parties and emailed, to the addresses set forth below or at such other addresses as the parties shall designate to each other in writing:

Landlord:	Attn:	Veronica Bard
	Email:	[***]
	Mail:	650 Pope Ave NW
Winter Haven, FL 33881

Tenant:	Attn:
Email:
Mail:

The rent payable by the Tenant hereunder shall be paid to the Landlord at the same place where a notice to Landlord is hereby required to be directed.

1.16	Tmde, Fixture, Machine1y, and Equipment: Landlord shall furnish Tenant with a list of all trade fixtures, machinery, equipment, furniture, or other personal property kept or installed on the Prope1ty by Landlord and Tenant agrees that such property shall not become the property of the Tenant. The Tenant shall make all repairs as shall be reasonably necessary to keep said trade fixtures, machinery, equipment, furniture, or other personal property of the Landlord in good condition and repair.

1.17	Lien on Property: Except as herein provided, Tenant shall have no authority to create or place any lien or encumbrance of any kind whatsoever upon the Property or in any manner to bind the interest of the Landlord in the Property, and Tenant covenants and agrees promptly to pay all swns legally due and payable by it on account of any labor performed on the demised premises upon which any lien is or could be asserted upon the Property or the improvement s thereon, No permanent work or alteration to the leased premises shall be performed without written consent from the Landlord. A violation of this clause shall be interpreted as a default under the terms of the agreement.

I.18	Repairs: Tenant, during the term of this Lease or any extension or renewal of this Lease, shall take all reasonably actions necessary to keep the Property in good condition and repair. Tenant further agrees that all damage or injury done on the Property by Tenant or by any person who may be in or upon the premises, except Landlord, Landlord’s agents, servants, and employees, shall be repaired by Tenant at its expense. Tenant agrees at the expiration of this Lease or upon the earlier termination thereof, to quit and surrender said Property in good condition and repair, reasonable wear and tear excepted.

1.19	Maintenance: Landlord shall be responsible for and shall pay all costs and expenses relating to the interior and exterior maintenance, repair and operation of the Property including air conditioning equipment, plumbing, and all mechanical equipment. Landlord shall also be responsible for all utilities.

1.20	Utilities and Services: Landlord agrees to pay for all water, fuel, gas oil, heat, electricity, power, materials, and services which may be furnished to it in or about the Property. Tenant agrees to keep said Property free and clear of any lien or encumbrances of any kind whatsoever created by Tenant’s act or omission.

1.21	Theft or Burglary: Landlord shall not be liable to Tenant for losses to Tenant’s property or personal injury caused by criminal acts or entry by any person or persons into the Property.

1.22	Damage by Fire or Other Casualty: If the Property of a portion thereof at any time during the Term of the Lease or any extension thereof, is damaged by fire or other casualty, this Lease shall terminate.

1.23	Radon Gas: Radon gas is a naturally occurring radioactive gas that, when it has. accumulated in a building in sufficient quantities, may present health risk to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit.

1.24	Insurance: Tenant hereby covenants and agrees that at all times during the term hereof, at Tenant’s own cost and expense, to obtain and maintain and keep in force comprehensive general public liability insurance in companies approved by the Landlord, adequate to protect against the claims for personal injury, death, or property damage occurring in, on or about the Property or on an occurrence basis with aggregate single limit coverage in an amount no less than $1,000,000.00 for each person injured, $1,000,000.00 for any one accident, and $1,000,000.00 for property damage.

The full cost and expense of the described insurance shall be paid by the Tenant.

The insurance policies shall provide and require that the insurers give the Landlord at least twenty (20) days notice prior to cancellation. Tenant shall not violate or permit to be violated any condition of the insurance policies and shall perform and satisfy all requirements of the insurers. A violation of this clause shall be interpreted as a default under the contract terms.

If the Lease Premises or any other part of the Building is damaged by fire or other casualty resulting from any act or negligence of Tenant or any of Tenant’s agents, employees or invitees, rent shall not be diminished or abated while such damages are under repair, and Tenant, shall be responsible for the cost of repairs not covered by the insurance.

Landlord shall maintain fire and extended coverage insurance on the building and the Leased Premises in such amounts as Landlord shall deem appropriate. Tenant shall be responsible, at its own expense, for fire and extended coverage insurance on all personal property, including removable fixtures, located in the Leased Premises.

1.25	Indemnification: Landlord shall not be liable to Tenant for any injury or damage to any person or property in or about the Leased Property from any cause whatsoever, and the Tenant will indemnify and save harmless the Landlord and its agents from and against any and all liability, claims, demands, damages, expenses, fees, fines, penalties, suits, proceedings, actions and costs of actions of any kind and nature, including attorneys’ fees, for injury (including deaths) to persons or damage to property or property rights:

(a)	Occurring in, on or about the Prnperty or any part thereof, or

(b)	Occurring in, on or about the Property, or any part thereof (including without limiting the generality of the foregoing: passageways or hallways, driveways, ramps and parking areas), when any such injmy or damage shall be caused or result in whole or in part by any act, negligence, or fault of omission of any duty by the Tenant, its agents, servants, employees, or licensees 01· invites, or by any person under the control or direction of the Tenant.

The Tenant will further indemnify and save harmless the Landlord for all liability, claims and other items above mentioned, arising, or growing out of or connected with any breach, violation, nonperformance, or failure to abide by any covenant, condition, agreement, or provision contained in this Lease on the part of the Tenant to be kept, performed, complied with, or abide by.

1.26	Bankruptcy: If the Tenant shall become insolvent or if Bankruptcy Proceedings shall be begun by or against the Tenant, before the end of the term, the Landlord is hereby irrevocably authorized, at its option, to forthwith cancel this Lease. Landlord may elect to accept rent from such receiver, trustee, or other judicial officer during the term of their occupancy in their fiduciary capacity without affecting Tenant’s right as contained in the Agreement, but no receiver, trustee or other judicial officer shall ever have any right, title or interest in or to the above described property by virtue of this Agreement.

1.27	Compliance with Laws: Tenant will promptly comply with all applicable and valid laws, ordinance and regulations of Federal, State, County, Municipal or other lawful authority pertaining to the use and occupancy of the Property.

1.28	Attorney’s Fees: If suit is brought to enforce any covenant of this Lease or for the breach of any covenant or condition herein contained, the parties hereto agree that the losing party shall reimburse the prevailing party all attorney’s fees, which shall be fixed by the Court, and Comt costs.

1.29	Remedies Cumulative: All rights and remedies of Landlord herein or existing at law or in equity are cumulative and the exercise of one or more rights or remedies shall not be taken to exclude or waive the right to the exercise of any other.

1.30	Act of God: Landlord shall not be required to perform any covenant or obligation in this Lease, or be liable in damages to Tenant, so long as the performance or nonperformance of the covenant or obligation is delayed, caused, or prevented by an act of God or by the Tenant.

1.31	Offset of Rent: Tenant shall not have the right to withhold or to offset rent or terminate Lease, except as expressly provided herein. Tenant waives and releases any and all statutory liens and offset right.

1.32	Interpretation: The captions appearing in the Lease are for convenience only and in no way define, limit, construct or describe the scope or intent of any Section. Grammatical changes required to make the provision of this Lease apply I) in the plural sense where there is more than one tenant and (2) either corporations, associations, partnerships or individuals, males or females, shall in all instances be assume das through in each case fully expressed. The laws of the State of Florida shall govem the validity, performance, and enforcement of this Lease.

This Lease shall not be constrned more or less favorably with respect to either party as a consequence of the Lease or various prnvision hereof having been drafted by one of the parties hereto.

1.33	Waiver: Failme of the Landlord to declare an event of default immediately upon its occurrence, or delay in taking any action against any event of default, shall not constitute a waiver of the default, but Landlord shall have the right to declare the default at any time and take such action as is lawful or authorized under this Lease. Failure by Landlord to enforce one or more of the remedies provided hereunder or at law, upon any event of default, shall not be deemed or constrned to constitute a waiver of the default or of any other violation or breach of any of the terms provisions and covenants contained in this Lease. Landlord may collect and receive rent due from Tenant without waiving or affecting any rights or remedies that Landlord may have at law or equity or by virtue of this Lease at the time of such payments.

1.34	Landlord’s Access to Property: Landlord or its representative, successors or assigns, shall have reasonable rights of access to the Prnperty for the ptupose of inspecting the condition thereof from time to time thrnughout the term of this Lease and any renewal thereof. Landlord shall also have the right during the last three (3) months of the Lease term or any renewal thereof to show the Property to any pmspective tenant at a reasonable times during business hours and to place upon the Pmperty any usual “to Let” or “For Lease” or “For Sale” signs.

1.35	Holding Over: If Tenant does not vacate the Prnperty upon the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance for the holdover period and all of the terms and provisions of this Lease shall be applicable during that period, except that Tenant shall pay Landlord TWICE the amount described in Section 1.6 (without waiver of Landlord’s right to recover damages as permitted by law). Upon the expiration or earlier termination of this Lease, Tenant agrees to vacate and deliver the Pmperty, and all keys thereto, to Landlord upon delivery to Tenant to notice from Landlord to vacate. The rent payable during the holdover period shall be payable to Landlord on demand. No holding over by Tenant, whether with or without the consent of Landlord, shall operate to extend the term of this Lease. Tenant shall indemnify Landlord against all claims made by any Tenant against Landlord resulting from delay by Landlord in delivering possession of the Property to such other tenant or prospective tenant.

1.36	Sublease and Assignment: Tenant shall have the right to assign this Lease to a corporation with which Tenant may merge or consolidate, to any subsidiary of Tenant, to any corporation under common control with Tenant, or to purchaser of substantially all of Tenant’s assets. Except as set forth above, Tenant shall not sublease all or any part of the Leased Premises, 01· assign this Lease in whole or in part without Landlord’s consent, such consent not to be unreasonably withheld or delayed. The Tenant to whom the Property is sub-let shall be subject to all of the conditions of this Lease.

1.37	Severability: If any provision of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Lease and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law. Each covenant and agreement contained in this Lease shall be construed to be a separate and independent covenant and agreement, and the breach of any such covenant or agreement by Landlord shall not discharge or relieve Tenant from Tenant’s obligation to perform each and every covenant and agreement of this Lease that is to be performed by Tenant.

1.38	Invalidity Provision: If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstance shall, at any time, or to any extent, be invalid or unenforceable, the remainder of this Lease or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant, condition and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

1.39	Captions: The captions appearing in this lease are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Paragraphs of this Lease or in any way affect this Lease.

I.40	Time is of Essence: It is understood and agreed between the parties hereto that time is of the essence of this Lease and this applies to all terms and conditions contained herein.

1.41	Cumulative Remedies: All of the rights, power and privileges conferred by this Lease upon the parties should be cumulative and in addition to those otherwise provided by law and shall not be deemed to preclude those rights and remedies provided by law.

1.42	Entire Agreement and Modification: This Lease contains the entire agreement of the parties, supersedes all prior agreements including letters of intent, and no representations, inducements, promises or agreements, oral or otherwise between the parties not embodied in this instrument shall be of any force or effect. No amendment, modification, or variation of this Lease or any of its terms or provisions shall be effectual, binding, or valid unless and until the same is reduced to writing and executed by the parties. No failure of the Landlord to exercise any power given the Landlord by this instrument, or to insist upon strict compliance by the Tenant of any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the Landlord’s right to demand exact compliance with the terms of this Lease.

1.43	No Estate In Land: This Lease creates the relationship of Landlord and Tenant. No estate shall pass out of the Landlord and the Tenant relationship. The Tenant has only a right of use which is not subject to levy and sale.

1.44	Pal’king: The parking lot is common and shared area for the use Tenant and Tenant’s business use purpose patrons. Violators shall be towed at their expense. No sales of merchandise or vehicles of any kind shall be allowed in the parking area. A violation of this clause shall be interpreted as a default under the terms of the agreement.

1.45	Sidewalk: No sales or usage of the sidewalks as showroom will be allowed without written consent of the landlord. Violation of this clause shall be viewed as a breach of the lease agreement.

1.46	Option to Renew: This lease is month to month, and automatically renews each month unless a party terminates as provided in Section 1.47 or a party defaults on this agreement.

1.47	Tel’mination: Landlord or Tenant may terminate this Lease at any time with a minimum of a thirty (30) day notice to the other party. If Landlord or Tenant exercises its right to termination, the Lease termination date and move out date will be the last day of the following month, provided that the last day of the following mmith is at least thirty (30) days after notice has been provided. If the last day of the following month is not thirty (30) days after notice has been provided, then the termination date and move out date will be the last day of the next following month.

1.48	Quiet Possession: Landlord covenants and warrants that upon performance by Tenant of its obligations hereunder, Landlord will keep and maintain Tenant in exclusive, quiet, peaceable, and undisturbed and unintermpted possession of the Lease Premises during the term of this Lease.

1.49	Condemnation: If any legally, constituted authority condemns the Building or such part thereof which shall make the Leased Premises unsuitable for leasing, this Lease shall cease when the public authority takes possession, and Landlord and Tenant shall account for rental as of that date. Such termination shall be without prejudice to the rights of either party to recover compensation from the condemning authority for any loss or damage caused by the condemnation. Neither party shall have any rights in or to any award made to the other by the condemning party.

1.50	Subordination: Tenant accepts this Lease subject and subordinate to any mortgage, deed of tmst or other lien presently existing or hereafter arising upon the Leased Premises, or upon the Building and to any renewals, refinancing and extensions thereof, but Tenant agrees that any such mortgage shall have the right at any time to subordinate such mortgage, deed of tmst or other lien to this Lease on such terms and subject to such conditions as such mortgagee may deem appropriate in its discretion. Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust or other lien now existing or hereafter placed upon the Leased Premises of the Building, and Tenant agrees upon demand to execute such further instmments subordinating this Lease or attorning to the holder of any such liens as Landlord may request. In the event that Tenant should fail to execute any instrument of subordination herein required to be executed by tenant promptly as requested, Tenant hereby irrevocably constitutes Landlord as its attorney-in-fact to execute such instt’llment in Tenant’s name, place and stead, it being agreed that such power is one coupled with an interest. Tenant agrees that it will from time to time upon request a statement in recordable form certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as so modified), stating the dates to which rent and other charges payable under this Lease have been paid, stating that Landlord is not in default hereunder (or if Tenant alleges a default stating the nature of such alleged default) and further stating such other matters as Landlord shall reasonably require.

1.5I	Successors: The provisions of this Lease shall extend to and be binding upon Landlord and Tenant and their respective legal representatives, successors, and assigns.

1.52	Performance: If there is a default with respect to any of Landlord’s covenants, warranties or representation under this Lease, and if the default continues more than thirty (30) days after notice in writing from Tenant to Landlord specifying the default, Tenant may at its option and without affecting any other remedy hereunder, cure such default and deduct the cost thereof from the next acct’lling installment or installments of rent payable hereunder until Tenant shall have been fully reimbursed for such expenditures. Prior to exercise of this remedy and prior to any repairs made, Tenant shall notify Landlord in writing, of its intent to make the repairs and deduct the cost from the rent payment. If this Lease terminates prior to Tenant’s receiving full reimbursement, Landlord shall pay the unreimbursed balance plus accrued interest to Tenant on demand.

This Lease consisting of nine (9) pages was signed by the Landlord and Tenant in the presence of the undersigned witnesses on the 7th day of November, 2025.

TENANT:	LANDLORD:
La Rosa Holdings Corp	Bard Properties, LLC

By:	/s/ Joseph La Rosa
Print Name: Joseph La Rosa
Title: CEO

By:	/s/ Veronica Bard
Print Name: Veronica Bard
Title: Manager